The New Economy Fund 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$29,212
Class B	$0
Class C	$65
Class F1	$1,162
Class F2	$470
Total	$30,909
Class 529-A	$584
Class 529-B	$0
Class 529-C	$0
Class 529-E	$18
Class 529-F1	$44
Class R-1	$22
Class R-2	$0
Class R-3	$456
Class R-4	$516
Class R-5	$1,336
Class R-6	$1,139
Total	$4,115

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1120
Class B	$0.0000
Class C	$0.0073
Class F1	$0.1312
Class F2	$0.1866
Class 529-A	$0.1147
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.0644
Class 529-F1	$0.1564
Class R-1	$0.0262
Class R-2	$0.0000
Class R-3	$0.0742
Class R-4	$0.1292
Class R-5	$0.1759
Class R-6	$0.1586

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	252,478
Class B	4,668
Class C	8,696
Class F1	7,788
Class F2	2,566
Total	276,196
Class 529-A	5,466
Class 529-B	627
Class 529-C	1,869
Class 529-E	288
Class 529-F1	304
Class R-1	886
Class R-2	5,159
Class R-3	6,190
Class R-4	4,386
Class R-5	5,881
Class R-6	9,120
Total	40,176

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$21.40
Class B	$20.52
Class C	$20.31
Class F1	$21.41
Class F2	$21.41
Class 529-A	$21.29
Class 529-B	$20.64
Class 529-C	$20.61
Class 529-E	$21.11
Class 529-F1	$21.27
Class R-1	$20.74
Class R-2	$20.82
Class R-3	$21.12
Class R-4	$21.30
Class R-5	$21.47
Class R-6	$21.44